STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made this 7th day of July, 2011 (“Effective Date”), between Muscle Pharm Corp. (“Seller”), of 4721 Ironton Street, Building A, Denver, CO 90839, and, Carriage Group, LLC (“Buyer”), of 158 Windmill Area, Charlestown, Nevis, West Indies.

WHEREAS, Seller is the owner of 20,000,000 common stock shares ("Shares") of Muscle Pharm Corp. (MSLP) (the "Corporation"), a corporation organized under the laws of the State of Nevada (the “Jurisdiction”); and

WHEREAS, Buyer desires to purchase the Shares upon the terms and conditions described below;

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1. Purchase Price.  Buyer hereby agrees to purchase from Seller and Seller agrees to sell to Buyer all of the Shares for the sales price per share of USD$0.025, which results in the aggregate price of USD$500,000.00.

Section 2. Representations and Warranties of Seller. Seller hereby represents and warrants that:

A. Seller is the sole owner of the Shares and no other person or entity has or is entitled to make a claim of ownership of the Shares;

B. The Shares now stand in the treasury of the Corporation and Seller as part of its authorized and unissued shares, and as the issuer the Corporation has the right to sell the Shares of the Corporation;

C. Seller is free to transfer the Shares to Buyer;

D. There are no liens, security interests, legal impediments or other encumbrances on the Shares;

E. The Shares are fully paid and non-assessable or will not be subject to any outstanding assessment as of the date of transfer; and

F. Seller agrees to have the issuance of the Shares authorized by its board of Directors and reviewed by its corporate counsel so that it may legally issue the Shares on the Effective Date.

Section 3. Method of Payment.  Buyer agrees to make payment of the total amount of the purchase price described in Section 1 above by wire transfer, or such other method as is acceptable to Seller, to an account designated by Seller.

Section 4. Closing Procedure and Title Transfer.  Seller and Buyer agree that the purchase and sale of the Shares shall be completed on the Effective Date.

Section 5. Law Governing.  This Agreement shall be governed by and construed in accordance with the laws of the Jurisdiction.

Section 6. Additional Documents.  The parties shall execute and deliver all other appropriate supplemental agreements and other instruments and take any other action necessary to make this Agreement fully and legally effective, binding and enforceable, as between the parties, and as against third parties.

Section 7. Notices.  Any notice under this Agreement shall be in writing and shall be effective when actually delivered in person or three days after being deposited with a recognized, worldwide carrier service (FedEx, DHL, etc.), with all costs and customs prepaid by the sender, and addressed to the party at the address stated in this Agreement or such other address as either party may designate by written notice to the other.

Section 8. Time.  Time is of the essence of this Agreement.

Section 9. Survival.  Any of the terms and covenants contained in this Agreement which require the performance of either party after the Effective Date shall survive the Effective Date and delivery of the certificate for the Shares.

Section 10. Waiver.  Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

Section 11. Assignment.  Except as otherwise provided within this Agreement, neither party hereto may transfer or assign this Agreement without prior written consent of the other party.

Section 12. Attorney Fees.  In the event a suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees and all required costs.

Section 13. Presumption.  This Agreement, or any section thereof, shall not be construed against any party due to the fact that it was drafted by said party.

Section 14. Titles and Captions.  All article, section, and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

Section 15. Pronouns and Plurals.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

Stock Purchase Agreement

Section 16. Entire Agreement.  This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

Section 17. Agreement Binding.  This Agreement shall be binding upon the heirs, executors, administrators, successors, and assigns of the parties hereto.

Section 18. Further Action.  The parties hereto shall execute and deliver all documents, provide all information, and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 19. Good Faith, Cooperation and Due Diligence.  The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence, and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement. All promises and covenants are mutual and dependent.

Section 20. Parties in Interest.  Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

Section 21. Savings Clause.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

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IN WITNESS WHEREOF, this Agreement has been made in duplicate, Seller and Buyer have each caused this Agreement to be executed by an authorized person as of the date first above written, and the parties hereto shall each keep one (1) original copy of the Agreement.

SELLER	BUYER
Muscle Pharm Corp.	Carriage Group, LLC.

/s/ Brad J. Pyatt	/s/ Carriage Group, LLC
Authorized Signature	Authorized Signature

Stock Purchase Agreement